EXHIBIT 99.2

Agreement to File Jointly

The undersigned hereby agree that Amendment No. 1 to the Statement on Schedule 13D with respect to the shares of Common Stock, $.001 par value per share, of GWG Holdings, Inc. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and further agree that this Agreement of Joint Filing be included as an Exhibit to such joint filing.

This Agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: April 15, 2019

By:	/s/ Jon Sabes
Jon R. Sabes

By:	/s/ Steven F. Sabes
Steven F. Sabes

SFS HOLDINGS, LLC

By:	/s/ Steven F. Sabes
Steven F. Sabes
Manager

INSURANCE STRATEGIES FUND, LLC

By: ISF MANAGEMENT, LLC

Manager

By:	/s/ Jon R. Sabes
Jon R. Sabes
Member/Manager